UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2014

THORATEC CORPORATION

(Exact name of registrant as specified in its charter)

California	000-49798	94-2340464
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6035 Stoneridge Drive

Pleasanton, California 94588

(Address of principal executive offices including zip code)

(925) 847-8600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2014, Thoratec Corporation (the “Company”) hired Vasant Padmanabhan, PhD, as Senior Vice President, Technical Operations. Dr. Padmanabhan, 47, will join the Company in early June. Dr. Padmanabhan was Vice President, Product Development, Implantable Defibrillator Business at Medtronic, Inc., a medical device manufacturer, from May 2012 until May 2014. Prior to that, Dr. Padmanabhan served as Vice President, CRDM, Patient Management Development with Medtronic Inc., from July 2007 until May 2012.   From January 1996 through July 2007, Dr. Padmanabhan held various research and development positions with Medtronic and its subsidiaries, in both the United States and Europe.

In accordance with the terms of his employment arrangement with the Company, which is evidenced by an offer letter dated May 22, 2014, Dr. Padmanabhan has entered into an at-will employment relationship with the Company providing for an annual base salary of $335,000. Dr. Padmanabhan will be granted nonstatutory stock options to purchase 49,817 shares of the Company’s Common Stock and 18,134 restricted stock units, each pursuant to the Company’s standard granting procedures. Both such equity grants vest in equal 25% increments on each of the first four anniversaries of the grant date.  Dr. Padmanabhan will also be eligible to receive an annual bonus equal to up to sixty percent (60%) of his base salary, based on the achievement of individual and corporate objectives. In accordance with the Company’s custom for executive officers, the Company will enter into an indemnification agreement with Dr. Padmanabhan in substantially the same form entered into with the Company’s other executive officers.

In accordance with the Company’s customary practice for executive officers, the Company has entered into a separation benefits agreement with Dr. Padmanabhan, effective as of his first date of employment with the Company. Consistent with the Company’s long-standing severance policy for executive officers, the separation benefits agreement provides for standard severance benefits upon a termination of Dr. Padmanabhan’s employment with the Company without cause, not in connection with a change in control, of one times base salary, plus an additional payment for COBRA continuation coverage up to twelve months. In the event of a change in control of the Company, and if Dr. Padmanabhan is terminated without cause or resigns for good reason, he will receive enhanced severance benefits of two times the sum of base salary and the greatest of his actual or target bonus for the year prior to termination or his target bonus for the year of termination, plus an additional payment for COBRA continuation coverage up to twelve months and acceleration of vesting on all outstanding options, restricted stock or restricted stock units.

Item 5.07.                                        Submission of Matters to a Vote of Security Holders.

At the Thoratec Corporation (the “Company”) Annual Meeting of Shareholders held on May 21, 2014 (the “Annual Meeting”), the shareholders of the Company voted on the following six proposals, each of which are described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on April 9, 2014 and the supplement to proxy statement filed with the SEC on May 12, 2014.

Proposal No. 1: To elect nine directors to serve for the ensuing year or until their successors are elected and qualified:

	Number of Votes
	For	Withheld	Non Votes
Neil F. Dimick	41,955,037	5,361,235	3,892,547
Gerhard F. Burbach	45,205,976	2,110,296	3,892,547
J. Daniel Cole	46,572,363	743,909	3,892,547
Steven H. Collis	46,670,473	645,799	3,892,547
D. Keith Grossman	46,720,590	595,682	3,892,547
William A. Hawkins, III	46,671,962	644,310	3,892,547
Paul A. LaViolette	46,684,678	631,594	3,892,547
Martha H. Marsh	46,769,575	546,697	3,892,547
Todd C. Schermerhorn	46,766,054	550,218	3,892,547

Proposal No. 2:  To approve an amendment to the Company’s Restated Articles of Incorporation concerning limitation of director liability and indemnification of directors, officers and employees:

Number of Votes
For	50,023,777
Against	1,163,408
Abstain	21,700
Non Votes

Proposal No. 3:  To approve indemnification agreements:

Number of Votes
For	46,333,238
Against	968,786
Abstain	14,314
Non Votes	3,892,547

Proposal No. 4:  To approve an amendment and restatement of the Thoratec Corporation Amended and Restated 2006 Incentive Stock Plan increasing the number of shares of common stock reserved for issuance thereunder and revising certain provisions thereunder:

Number of Votes
For	41,300,188
Against	5,376,500
Abstain	639,650
Non Votes	3,892,547

Proposal No. 5:  To conduct an advisory vote on the compensation of the Company’s named executive officers:

Number of Votes
For	45,790,561
Against	1,502,791
Abstain	22,986
Non Votes	3,892,547

Proposal No. 6:  To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending January 3, 2015:

Number of Votes
For	51,043,529
Against	158,571
Abstain	6,785

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated as of May 27, 2014

THORATEC CORPORATION

	By:	/s/ Gary F. Burbach

Gary F. Burbach
President and Chief Executive Officer